UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Core Scientific, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-1243837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

210 Barton Springs Road, Suite 300 Austin, Texas	78704
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.00001 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $6.81 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Item 1. Description of Registrant’s Securities to be Registered.

Core Scientific, Inc. (the “Company”) hereby amends its Form 8-A, initially filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2021 (the “Original Form 8-A”), with the following information, which supersedes and replaces the information contained in the Original Form 8-A.

As previously disclosed, on December 21, 2022, the Company and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code.

Also, as previously disclosed, on (i) January 16, 2024, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors (with Technical Modifications) (the “Plan”). A copy of the Confirmation Order, with a copy of the Plan as confirmed attached thereto, was included as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2024, and is incorporated herein by reference.

Further, as previously disclosed, on January 23, 2024 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases.

New Common Stock

On the Effective Date, in connection with the effectiveness of, and pursuant to the terms of, the Plan and the Confirmation Order, the Company’s common stock, par value $0.0001 per share (the “Old Common Stock”), outstanding immediately before the Effective Date was canceled and is of no further force or effect. This Registration Statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended, the Company’s new common stock, par value $0.00001 per share (the “New Common Stock”), shares of which were issued on the Effective Date pursuant to the Plan.

The New Common Stock has been approved for trading on the Nasdaq Stock Market LLC beginning on January 24, 2024, under the symbol “CORZ.” The transfer agent and registrar for the New Common Stock is Computershare Inc., a Delaware corporation.

Also on the Effective Date, as part of the transactions undertaken pursuant to the Plan, the Company adopted and filed a Third Amended and Restated Certificate of Incorporation (the “COI”) with the office of the Secretary of State of the State of Delaware and adopted the Second Amended and Restated Bylaws of the Company (the “Bylaws”). The COI and Bylaws were included as Exhibits 3.1 and 3.2, respectively to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024, and are incorporated herein by reference.

The Company incorporates by reference herein the description of the New Common Stock to be registered hereunder set forth under the heading “Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year” in the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024. The description of the COI and Bylaws incorporated by reference herein does not purport to be complete and is qualified in its entirety by reference to the full text of the COI and Bylaws incorporated by reference herein.

On January 4, 2024, the Bankruptcy Court entered an order authorizing the Company’s entry into an Asset Purchase Agreement, dated as of September 5, 2023, and as amended on November 6, 2023 (together, the “APA”) by and between the Company, as purchaser, and Bitmain Technologies Delaware Limited, as vendor (“Bitmain”). The Company incorporates by reference herein the description of the APA set forth under the heading “Bitmain Transaction” in the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024. The description of the APA incorporated by reference herein does not purport to be complete and is qualified in its entirety by reference to the full text of the APA, which was attached as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024, and is incorporated herein by reference. Further, the description set forth under the heading “OGE Settlement” in the Company’s current report on Form 8-K filed with the SEC on January 23, 2024 is incorporated herein by reference.

Warrants

On the Effective Date, in connection with the effectiveness of, and pursuant to the terms of, the Plan and the Confirmation Order, the Company’s warrants, exercisable for shares of Old Common Stock, were canceled and are of no further force or effect.

Further, on the Effective Date and pursuant to the Plan and the Confirmation Order, the Company entered into a warrant agreement dated as January 23, 2024, (the “Warrant Agreement”) among the Company and Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively, in such capacity, the “Warrant Agent”). Pursuant to the Warrant Agreement, the Company issued (i) an aggregate of 93,381,418 warrants, each exercisable for one share of New Common Stock at an exercise price of $6.81 per share (the “Tranche 1 Warrants”) and (ii) an aggregate of 81,984,644 warrants, each exercisable for one share of New Common Stock at an exercise price of $0.01 per share (the “Tranche 2 Warrants” and, together with the Tranche 1 Warrants, the “Warrants”). The Tranche 1 Warrants and the Tranche 2 Warrants were approved for trading on the Nasdaq Stock Market LLC beginning on January 24, 2024, under the symbols “CORZW” AND “CORZZ,” respectively. The Warrant Agreement was included as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024, and is incorporated herein by reference.

The Company incorporates by reference herein the description of the Warrants to be registered hereunder set forth under the heading “Warrant Agreement” in the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024.

Item 2. Exhibits.

The following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

Exhibit Number	Description

2.1	Findings of Fact, Conclusions of Law, and Order (I) Approving Disclosure Statement on a Final Basis and (II) Confirming Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors, dated January 17, 2024 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Core Scientific, Inc. on January 17, 2024).

3.1	Third Amended & Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Core Scientific, Inc. on January 23, 2024).

3.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Core Scientific, Inc. on January 23, 2024).

4.1	Warrant Agreement, dated as of January 23, 2024, by and between Core Scientific, Inc. and Computershare Inc. and its affiliate, Computershare Trust Company, N.A., as warrant agent (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by Core Scientific, Inc. on January 23, 2024).

10.1	Asset Purchase Agreement, dated as of September 5, 2023, by and between Bitmain and the Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Core Scientific, Inc. on January 23, 2024).

10.2	Amendment to Asset Purchase Agreement, dated as of November 6, 2023 by and between Bitmain and the Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Core Scientific, Inc. on January 23, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CORE SCIENTIFIC, INC.

Date: January 23, 2024	By:	/s/ Todd M. DuChene
	Name:	Todd M. DuChene
	Title:	Chief Legal Officer and Chief Administrative Officer